Exhibit 99.1

For information contact
Mary Beth Higgins
Herbst Gaming
(702) 740-4576

HERBST GAMING REPORTS 2005 YEAR-END EARNINGS

(LAS VEGAS) March 14, 2006 – Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the year ended December 31, 2005.

The Company reported net revenues of $535.8 million for the year ended December 31, 2005, an increase of 43%, or $160.2 million, compared with $375.6 million in the prior year period.  Net income was $50.8 million for the year ended December 31, 2005, compared with net loss of $8.8 million in the prior year. The loss in 2004 was a direct result of the debt refinancing in June 2004 that resulted in approximately $38.0 million of charges from the early retirement of debt.  Net income for the year ended December 31, 2005 reflected approximately $3.4 million of charges from the retirement of assets. These charges were incurred as a result of the demolition in the third quarter of a portion of the hotel rooms of Terrible’s Hotel & Casino in Las Vegas in connection with the construction of its new parking structure and casino floor expansion. Consolidated EBITDA was $124.9 million for the year ended December 31, 2005, an increase of 63%, or $48.2 million, compared with Consolidated EBITDA of $76.7 million for the same period in 2004.

The results for the year ended December 31, 2005 included the performance of the casino assets acquired from Grace Entertainment, Inc. (“Grace”) as of February 1, 2005, the date the acquisition of such casino assets was completed. These assets consisted of the St. Jo Frontier Casino in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and the Lakeside Casino Resort in Osceola, Iowa.

See footnote 6 to “Selected Financial Information” below for a detailed definition of EBITDA and a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its year-end 2005 financial results on Tuesday, March 14, 2006 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (866) 700-7441 (Domestic), (617) 213-8839 (International), PIN No. 24417339. A replay of the call will be available beginning one hour after the completion of the call and until Tuesday, March 28, 2006 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010 (Domestic), (617) 801-6888 (International), PIN No. 35232714 .

A copy of the year end earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Year ended December 31,
	2004	2005

Income Statement Data
Revenues
Route Operations	$293,244	$338,599
Casino Operations
Nevada	91,254	95,400
Other states	—	117,475
Other	3,628	6,024
Total revenues	388,126	557,498
Promotional allowances – route	(376)	(223)
Promotional allowances – casino
Nevada	(12,138)	(12,528)
Other states	—	(8,906)
	(12,514)	(21,657)
Net revenues	375,612	535,841
Cost and expenses
Route operations	227,929	258,114
Casino operations
Nevada	56,331	59,125
Other states	—	79,239
Depreciation and amortization	25,407	33,941
General and administrative	14,366	15,217
Loss on lease termination	600	—
Loss on retirement of assets	—	3,360
Total costs and expenses	324,633	448,996
Income from operations	50,979	86,845
Interest income	353	740
Interest expense net of capitalized interest (capitalized interest of $0 and $102 respectively	(22,109)	(36,532)
Loss on early retirement of debt	(37,991)	(221)
	(59,747)	(36,013)

Net income (loss)	$(8,768)	$50,832

	December 31,	December 31,
	2004	2005

Balance Sheet Data
Cash and cash equivalents	$138,172	$73,849
Total assets	318,431	534,930
Total debt (1)	333,412	500,593
Stockholders’ (deficiency) equity	$(30,764)	$7,981

	Year Ended December 31,
	2004		2005
Other data:
Ratio of earnings to fixed charges (2)	2.3	X	2.4	X
Net cash provided by operating activities	$50,010		$92,204
Net cash used in investing activities	(17,009)		(309,172)
Net cash provided by financing activities	51,141		152,645
Capital expenditures	15,229		43,893

	Year Ended December 31,
	2004	2005
Route EBITDA (3)	$64,939	$80,262
Casino EBITDA (4)
Nevada (4)	22,785	23,747
Other states (4)	—	29,330
	87,724	133,339
Other and Corporate Adjusted (5)	(10,985)	(8,453)
Consolidated EBITDA (6)	$76,739	$124,886

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges, loss on early retirement of debt and extraordinary items. Fixed charges consist of interest expensed and capitalized.

(3)          Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(4)          Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets. Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(5)          Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses, interest income and costs associated with the early retirement of debt and is adjusted for $3.4 million in costs associated with the retirement of assets for the year ending December 31, 2005.

(6)          Consolidated EBITDA consists of the Company’s consolidated net income plus depreciation and amortization, interest expense, net of capitalized interest, costs associated with the early retirement of debt and costs associated with the retirement of assets. EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income (loss) to Consolidated EBITDA.

	Year ended December 31,
	2004	2005

Net Income (loss)	$(8,768)	$50,832
Loss on early retirement of debt	37,991	221
Loss on retirement of assets	—	3,360
Interest expense	22,109	36,532
Depreciation and amortization	25,407	33,941
Consolidated EBITDA	$76,739	$124,886